Exhibit (e)(30)

AMENDMENT NO. 2

THIS AMENDMENT NO. 2 (this “Agreement”) is entered into as June 26, 2008 by and among WHEELING-PITTSBURGH STEEL CORPORATION, a Delaware corporation (the “Borrower”), WHEELING-PITTSBURGH CORPORATION, and OAO SEVERSTAL (“Severstal”), as a Lender and as Administrative Agent.

PRELIMINARY STATEMENTS:

(1) Reference is made to the Amended and Restated Term Loan Agreement dated as of May 5, 2008 among Wheeling-Pittsburgh Corporation, the Borrower, the other Loan Parties party thereto, the various financial institutions as are or may from time to time become parties thereto as lenders (collectively, the “Lenders”), and Essar Steel Holdings Limited (“Essar Steel”), as Administrative Agent, as amended by Amendment No. 1 and Waiver dated as of May 20, 2008 (the “Loan Agreement”). Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Loan Agreement.

(2) Pursuant to that certain Resignation of Administrative Agent (SPC) made by Essar Steel and that certain Assignment and Assumption Agreement between Essar Steel and Severstal (the “Assignment and Assumption”), Essar Steel has resigned as Administrative Agent under the Loan Agreement and the Lenders have appointed Severstal as successor Administrative Agent under the Loan Agreement.

(3) The Borrower, the Administrative Agent and the Lenders desire to amend the Loan Agreement as set forth herein, subject to the terms and conditions hereof.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendments Subject to the prior satisfaction of the conditions precedent set forth in Section 2 below, the Borrower, the Administrative Agent and the Lenders hereby amend the Loan Agreement as follows:

(a) The following definitions contained in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

“Administrative Agent”: OAO Severstal, in its capacity as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Maturity Date” means September 30, 2009.

“Purchase Agreement”: the Agreement and Plan of Merger dated as of June 25, 2008 entered into among OAO Severstal, the company designated therein as the purchaser and Esmark, relating to a tender offer for all of the shares of capital stock of Esmark.

(b) Sections 5.1(a), (b) and (c) of the Loan Agreement are hereby amended and restated in its entirety to read as follows:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Esmark, a copy of the audited consolidated balance sheet of Esmark and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, in the case of the consolidated balance sheet and consolidated statements of income and cash flows, reported on without a “going concern” or like qualification or exception, or any qualification in any other respect (except for qualifications related to changes in accounting principles with which such accountants concur) by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; provided, however , for the fiscal year of Esmark ended December 31, 2007,(i) such financial statements and independent certified public accountants report may be delivered not later than July 15, 2008, and (ii) such financial statements shall also separately include the unaudited consolidated results of operations and cash flows for Holdings and its Subsidiaries for the period from January 1, 2007, through November 27, 2007;

(b) as soon as available, but in any event not later than 45 days (not later than July 15, 2008 in the case of the fiscal quarter ending March 31, 2008) after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of Holdings (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(c) Section 7.1 of the Loan Agreement is hereby amended to add the following language to clause (m)(ii) of such Section after the word “except”:

(w) obligations in respect of an unsecured promissory note in favor of OAO Severstal,

(d) The notice information under Section 9.2 of the Loan Agreement for the Administrative Agent is hereby amended to read as follows:

Administrative Agent	OAO Severstal
ul. Mira, 30 Cherepovets, Vologda Region
Russia, 162600
Attention: Corporate Secretary
Telecopier No.: +7 8202 53 21 59

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 W. Wacker Drive, Suite 1900
Chicago, IL 60606
Attention: Seth E. Jacobson
Telecopier No.: 312-407-8511
Telephone No.: 312-407-0889 Email: seth.jacobson@skadden.com

SECTION 2. Conditions Precedent Section 1 of this Agreement shall become effective as of the date hereof when, and only when, the Administrative Agent shall have received the following, each in form and substance reasonably satisfactory to the Administrative Agent:

(a) the Assignment and Assumption shall have been executed and delivered by Essar Steel and Severstal, and the assignment and assumption contemplated thereunder shall have been consummated; and

(b) counterparts of this Amendment, duly executed by each party hereto.

SECTION 3. Representations and Warranties of the Borrower The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, upon the effectiveness of Section 1 above:

(i) all representations and warranties of the Loan Parties in the Loan Agreement and in the other Loan Documents to which it is a party are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof, except to the extent that any such representation or warranty expressly relates to an earlier date;

(ii) each Loan Party party hereto has the legal power and authority to execute and deliver this Amendment;

(iii) the officers executing this Amendment on behalf of each Loan Party have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof;

(iv) the execution and delivery hereof by each Loan Party and the performance and observance by each such Loan Party of the provisions hereof do not violate or conflict with the articles of incorporation or organization, bylaws or operating agreement of any Loan Party or any law applicable to any Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against any Loan Party;

(v) no Default or Event of Default exists under the Loan Agreement, nor will any occur immediately after the execution and delivery of this Amendment or by the performance or observance of any provision hereof; and

(vi) upon the execution and delivery of this Amendment by each Loan Party, this Amendment shall constitute a valid and binding obligation of each Loan Party in every respect, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 4. Reference to and Effect on the Loan Documents, Etc.

(a) This Amendment shall pertain only to the matters expressly referred to above and is effective only for the limited purposes set forth above, and shall not be deemed to authorize any other action or non-compliance on the Loan Parties’ part which requires the consent of the Administrative Agent or any Lender under any Loan Document.

(b) On and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in each of the other Loan Documents to the Loan Agreement, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified hereby.

(c) The Loan Documents, as expressly modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 5. Consent and Reaffirmation

Each of the Loan Parties hereby consents to this Amendment and hereby confirms and agrees that notwithstanding the effectiveness of the Amendment, the Loan Agreement, the Affiliate Guarantee Agreement, the Environmental Indemnity Agreement and each Security Document made by such Loan Party in favor of the Administrative Agent and the Lenders is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects in favor of OAO Severstal, as the Administrative Agent and sole Lender thereunder as of the date hereof, and successors and assigns in each such capacity.

SECTION 6. Execution in Counterparts This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OAO SEVERSTAL,
as Administrative Agent and as a Lender

By	/s/ Sergei A. Kutznetsov
Name:	Sergei A. Kutznetsov
Title:	Chief Financial Officer

WHEELING-PITTSBURGH STEEL CORPORATION,
as Borrower

By	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President & Treasurer

WHEELING-PITTSBURGH CORPORATION

By	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President & Treasurer

ESMARK INCORPORATED

By	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President & Treasurer

ESMARK STEEL SERVICE GROUP, INC.

By	/s/ John F. Krupinski
Name:	John F. Krupinski
Title:	Vice President and Secretary

METAL CENTERS, LLC

By	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President & Treasurer
Wheeling-Pittsburgh Steel Corporation as its sole member

WP STEEL VENTURE CORPORATION

By	/s/ Michael P. DiClemente
Name:	Michael P. DiClemente
Title:	Vice President & Treasurer